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                                                                EXHIBIT 99.13(a)

                        CERTIFICATE OF SOLE STOCKHOLDER

        Fund Asset Management, Inc., the holder of 10,257 shares of Common Stock, par value $0.10 per share, of Merrill Lynch Municipal Bond Fund, Inc., a Maryland corporation (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares on September 12, 1977 for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount that the total unamortized balance bears to the number of shares being redeemed.

                                        FUND ASSET MANAGEMENT, INC.

                                        By /s/ Arthur Zeikel
                                           ----------------------------

Dated: September 13, 1977